Exhibit 99.1

ANCESTRY.COM INC. TO ACQUIRE IARCHIVES

– Leading Brand for American Historical Content –

PROVO, Utah, September 23, 2010 – Ancestry.com Inc. (Nasdaq: ACOM) announced today it has entered into a definitive agreement to acquire iArchives, Inc. and its branded Web site, Footnote.com, a leading American History Web site, for approximately $27 million in a mix of Ancestry.com stock, cash and assumption of liabilities.  This acquisition will provide the company with a complementary consumer brand, expanded content offerings, and enhanced digitization and image-viewing technologies.

iArchives digitizes and delivers high-quality images of American historical records of individuals involved in the Revolutionary War, Continental Congress, Civil War, and other US historical events to Footnote.com subscribers interested in early American roots. iArchives has digitized more than 65 million original source documents to date through its proprietary digitization process for paper, microfilm and microfiche collections.

“Footnote.com is highly complementary to Ancestry.com’s online family history offering,” said Tim Sullivan, President and Chief Executive Officer of Ancestry.com. “By promoting Footnote to our Ancestry audience, we hope to expand its reach among researchers who care about early American records. iArchives also brings outstanding image-viewing technology and content digitization capabilities that will improve our leadership position in bringing valuable historical records to the market. We welcome the iArchives team to the Ancestry.com family.”

Upon completion of the transaction, iArchives will become a wholly-owned subsidiary of Ancestry.com. As part of the transaction, Ancestry.com currently expects to issue approximately 1.0 million shares of common stock. The transaction is subject to various closing conditions and is expected to close early in the fourth quarter of 2010.

Ancestry.com also announced today that its Board of Directors has approved a share repurchase program of up to approximately $25 million of its common stock. Under the authorization, share repurchases may be made by the Company from time to time in the open market or through privately negotiated transactions depending on market conditions, share price and other factors and may include accelerated or forward or similar stock repurchases and/or Rule 10b5-1 plans. Part of the rationale for the repurchase is to offset dilution of equity resulting from the iArchives acquisition. No time limit was set for the completion of this program. The share repurchase program may be modified or discontinued at any time by the Board of Directors.

About Ancestry.com

Ancestry.com Inc. (Nasdaq: ACOM) is the world’s largest online family history resource, with approximately 1.3 million paying subscribers. More than 5 billion records have been added to the site in the past 13 years. Ancestry users have created more than 19 million family trees containing over 1.9 billion profiles. Ancestry.com has local Web sites directed at nine countries, including its flagship Web site at www.ancestry.com.

About iArchives

iArchives is a leading digitization service provider that also operates Footnote.com, a subscription Web site that features searchable original documents, providing over 35,000 paying subscribers with a view of the events, places and people that shaped the American nation and the world. At Footnote.com, all are invited to come share, discuss, and collaborate on their discoveries with friends, family, and colleagues. For more information, visit www.footnote.com.

Forward-looking Statements

This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements concerning among other things, the proposed transaction between Ancestry.com and iArchives, Inc., including the consummation and anticipated timing of the transaction as well as the expected benefits of the proposed transaction, and the effects of the proposed transaction on Ancestry.com, our subscriber base, our reach, our activities to enhance subscribers’ experience, our business outlook, our leadership position and our opportunities and prospects for growth. These forward-looking statements are based on information available to us as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include the risk that the transaction does not close when anticipated, or at all; difficulties encountered in integrating acquired businesses and retaining customers, and the additional difficulty of integration when continuing the acquired operation; the adverse impact of competitive product announcements; failure to achieve anticipated revenues and operating performance; changes in overall economic conditions; the loss of key employees; competitors’ actions; pricing and gross margin pressures; inability to control costs and expenses; and significant litigation.

Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, and in discussions in other of our SEC filings.

These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

For more information:

Investors:	Media:
Brainerd Communicators, Inc.	Ancestry.com
Corey Kinger	Heather Erickson
(212) 986-6667	(801) 705-7104
investorrelations@ancestry.com	herickson@ancestry.com

Brainerd Communicators, Inc.
Ray Yeung / Jo Anne Barrameda
(212) 986-6667
yeung@braincomm.com / barrameda@braincomm.com